UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 13, 2016

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 N. SCOTTSDALE RD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On December 13, 2016, Magellan Pharmacy Solutions, Inc., a Delaware corporation (“Magellan”), consummated and closed the previously announced acquisition of Veridicus Holdings, LLC (“Veridicus Holdings”), a Utah limited liability Company, (such acquisition, the “Acquisition”) pursuant to the Purchase Agreement (the “Veridicus Agreement”) dated November 19, 2016 by and among Magellan, Veridicus Holdings and Veridicus Health, LLC (“Veridicus Health”), a Delaware limited liability company and the holder of all of the issued and outstanding membership interests of Veridicus Holdings. Veridicus Holdings is a privately held pharmacy benefit management organization (“PBM”) with a unique set of clinical services and capabilities. As a result of the Acquisition, Veridicus will operate as a wholly-owned subsidiary of Magellan.

As consideration for the Acquisition, Magellan paid $72.5 million in cash (the “Base Price”) for all of the outstanding equity interests in Veridicus Holdings, subject to working capital adjustments as provided in the Veridicus Agreement.

The Purchase Agreement, dated November 19, 2016, by and among Magellan Healthcare, Inc., Veridicus Health and Granite Alliance Insurance Company (“Granite”) (the “Granite Agreement”) will be consummated and closed after regulatory approval is received from the Utah state insurance regulators.  The parties anticipate the purchase of Granite will be completed in the first quarter of 2017 and the purchase price will be approximately $2.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: December 13, 2016	By:	/s/ Jonathan N. Rubin
		Name:	Jonathan N. Rubin
		Title:	Executive Vice President and
Chief Financial Officer